UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 31, 2012

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

OGE Energy Corp. (the "Company") is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility with approximately 794,000 customers in Oklahoma and western Arkansas, and OGE Enogex Holdings LLC and its subsidiaries ("Enogex"), a midstream natural gas pipeline business with principal operations in Oklahoma.

As previously disclosed in the Company's Form 10-Q for the quarter ended June 30, 2012, on August 1, 2012, Enogex entered into agreements with Chesapeake Midstream Gas Services, L.L.C. and Mid-America Midstream Gas Services, L.L.C., wholly-owned subsidiaries of Access Midstream Partners, L.P. and Chesapeake Midstream Development, L.P., respectively, pursuant to which Enogex agreed to acquire approximately 235 miles of natural gas gathering pipelines, right-of-ways and certain other midstream assets that provide natural gas gathering services in the greater Granite Wash area. The transactions closed on August 31, 2012. The aggregate purchase price for these transactions was approximately $80.5 million, including certain permitted capital expenditures incurred during the period beginning June 1, 2012 and ending August 31, 2012. Enogex utilized cash generated from operations and bank borrowings to fund the purchase. The purchase price is subject to certain post-closing adjustments. The Company has not completed the purchase price allocation for these transactions, but expects to complete this in the fourth quarter of 2012.

In connection with these agreements, Enogex entered into a gas gathering and processing agreement with Chesapeake Energy Marketing, Inc. and Chesapeake Exploration, L.L.C. ("Chesapeake") pursuant to which Enogex will provide fee-based natural gas gathering, compression, processing and transportation services to Chesapeake with respect to certain acreage dedicated by Chesapeake. Including the purchase price of the assets discussed above, Enogex projects additional capital expenditures for the construction of gathering and compression assets associated with these agreements to be approximately $250 million through the remainder of 2012 and 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

September 6, 2012